Exhibit 10.1

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The RLI Corp. Directors’ Irrevocable Trust Agreement

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Table of Contents

I.		Recitals	1
A.		Adoption of Plan	1
B.		This Agreement	1
C.		Unfunded Status	1
II.		Agreements	1
1.	Irrevocability: Irrevocable Deposits		1
	1.1	Date of Irrevocability	1
	1.2	Initial Deposit	1
	1.3	Additional Deposits	1
	1.4	Absence of Reversion	2
	1.5	Corporation Creditor Claims	2
2	Distributions Pursuant to the Plan		2
	2.1	Distribution Dates, Amounts and Form	2
	2.2	Reporting and Withholding of Applicable Taxes	2
3	Trustee Responsibility Regarding Distributions in the Event of the Insolvency of the Corporation		2
4	Investment Authority		2
	4.1	Nature of the Investments	2
	4.2	Substitution of Assets	2
5	General Responsibilities of and With Respect to the Trustee		3
	5.1	Annual Accountings Required of the Trustee	3
	5.2	Application of Proceeds	3
	5.3	Identity of Trustee	3
	5.4	Merger of Trusts	3
	5.5	Responsibility of Successor Trustee for Acts of Predecessor	3
	5.6	Trustee’s Fees; Income and Principal Charges	3
	5.7	Trustee’s Reliance Upon Information	3
	5.8	Waiver of Bond	4
6	Trustee’s Powers		4
	6.1	Allocation of the Fund	4
	6.2	Ancillary Administration	4
	6.3	Ascertainment and Allocation of Principal and Income	4
	6.4	Conservation of the Fund	4
	6.5	Depreciation of Tangible Property	4
	6.6	Distribution or Division of any Portion of the Fund	4
	6.7	Employment of Assistants	4
	6.8	Transfer of Situs of a Trust	4
7	Indemnification, Amendment and Termination		5
	7.1	Indemnification	5
	7.2	Amendment	5
	7.3	Termination	5
8	Choice of Law, Incorporation by Reference, and Interpretive Guidelines		5
	8.1	Choice of Law	5
	8.2	Incorporation by Reference: Internal Revenue Code Sections	5
	8.3	Interpretive Guidelines	5
9	Glossary		5
	Accounting Year		5
	Corporation		5
	Execution Date		5
	Person		5
	Plans		5
III.		Execution	5

i

THIS DIRECTORS’ IRREVOCABLE TRUST AGREEMENT is made on the Execution Date by and between RLI Corp. (“Corporation”) and the undersigned (“Trustee”).

I.	Recitals
A.	Adoption of Plans

The Corporation has adopted the Director Deferred Compensation Plans for the benefit of its current directors in the form attached hereto and may periodically adopt similar plans for the benefit of future directors (collectively defined as the “New Plans”).  The Corporation has adopted predecessor versions of the New Plans (the “Old Plans”) which the directors and the Corporation have restated in the form of the New Plans.  The New Plans and the Old Plans are collectively defined as the “Plans”.

B.	This Agreement

The Corporation has incurred or expects to incur liability under the Plans.  With a view toward providing the Corporation with a source of funds to assist it in satisfying its liabilities under the Plans, the Corporation wishes to establish this Agreement and to transfer assets to the Trustee to be held and disposed of as provided in this Agreement, subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency, to be held by the Trustee until distribution pursuant to the Plans.  This Agreement is intended to be a grantor trust, of which the Corporation is the grantors, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (“Code”) and shall be construed accordingly.

C.	Unfunded Status

Notwithstanding the fact that the Plan Benefit under the Plans shall be satisfied from property held by the Trustee, this Agreement shall constitute an unfunded arrangement as defined in Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).  If this Agreement is subject to the provisions of ERISA, then such transfer shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing deferred compensation for a select group of management or highly compensated individuals under ERISA.

II.	Agreements

NOW, THEREFORE, the Parties hereby agree as follows:

1.Irrevocability: Irrevocable Deposits

1.1Date of Irrevocability

This Agreement shall become irrevocable ten (10) days after the first to occur of the issuance of a favorable private letter ruling regarding the Federal income tax aspects of this Agreement and the Plans from the Internal Revenue Service, the receipt by the Trustee of an opinion of counsel to the Corporation regarding the Federal income tax aspects of this Agreement and the Plans, or the advice to the Trustee by the Corporation that neither condition expressed in the preceding phrases shall be satisfied.

1.2Initial Deposit

The Corporation hereby deposits with the Trustee the number of its shares as are equivalent to the Plan Benefits earned under the Plans determined as of the Execution Date.  The Corporation may periodically deposit such additional number of its shares or other assets as are equivalent to the Plan Benefits periodically earned under the terms of the Plans subsequent to the Execution Date.

The shares, other assets, income, gains and earnings thereon (collectively defined as the “Fund”) shall be held and disposed of as provided in this Agreement.

1.3 Additional Deposits

The Corporation shall irrevocably deposit additional shares or other property in an amount sufficient to discharge all liability of the Corporation under the Plans within the thirty (30) day period beginning on the close of each Accounting Year.  No Person shall have any right to compel any additional deposit.

1.4Absence of Reversion

The Corporation may not direct the Trustee to return to the Corporation or to divert to any Person other than as provided under the Plans any portion of the Fund after this Agreement has become irrevocable and before all Plan Benefits have been distributed pursuant to the Plans.

1.5 Corporation Creditor Claims

Except as otherwise provided in the following paragraph, the Fund shall be held separate and apart from other assets of the Corporation and shall be held and distributed pursuant to the Plans. No Plan participant or beneficiary shall have any preferred claim on or any beneficial ownership interest in any portion of the Fund. Any right created under the Plans and this Agreement shall constitute unsecured contractual rights of Plan participants and their beneficiaries against the Corporation.

The Fund shall at all times be subject to the claims of the Corporation's general creditors under all applicable Federal and state law.

2.Distributions Pursuant to the Plan

2.1Distribution Dates, Amounts and Form

The Trustee shall distribute the Fund as, when, to the extent and in the form expressed in the Plans or as otherwise directed by the corporation. If the Fund is not sufficient to make all payments pursuant to the Plans, the Trustee shall notify the Corporation of any such shortfall. The Corporation shall make any shortfall payment.

2.2Reporting and Withholding of Applicable Taxes

The Trustee shall make provision for the reporting and withholding of any Federal, state or local taxes that may be required to be withheld with respect to distributions pursuant to the Plans.

3.Trustee Responsibility Regarding Distributions in the Event of the Insolvency of the Corporation

If the Corporation shall become insolvent, the Trustee shall stop making distributions pursuant to the Plans during the period of the Corporation's insolvency. If the Trustee stops making distributions pursuant to the Plans and subsequently resumes such distributions, the first distribution shall include the sum of all distributions due pursuant to the Plans, less the sum of the payments made by the Corporation during the period beginning with the cessation of distributions by the Trustee.

The Corporation must inform the Trustee of the Corporation's insolvency. Absent actual knowledge of the Corporation's insolvency by the Trustee, the Trustee shall have no duty to inquire as to the insolvency status of the corporation. Notwithstanding the failure of  the Corporation to advise the Corporation of the Corporation's insolvency, if a Person who claims to be a creditor of the Corporation and alleges the existence of the Corporation's insolvency, the Trustee shall stop making distributions pursuant to the Plans until the Trustee shall have determined that the Corporation is not insolvent. The Corporation shall be considered insolvent if the Corporation is unable to pay its debts as they become due, or if the Corporation is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or if the Corporation is determined to be insolvent by applicable Federal and state regulatory agencies.

4. Investment Authority

4.1Nature of Investments

The Trustee shall invest in shares of the corporation and shall purchase additional shares of the Corporation with any cash dividend. Except with respect to voting rights with respect to any share of the Corporation, the Trustee shall exercise all rights with respect to the Fund. The Corporation shall exercise any voting right with respect to any share of the Corporation.

Notwithstanding any provision in this Agreement to the contrary, the Trustee may not loan any portion of the Fund to the Corporation, to any director or to any other Person, directly or indirectly associated with the Corporation, and may not permit the Corporation, a director or any other Person to direct the Trustee with respect to the investment of the Fund.

4.2 Substitution of Assets

The Corporation may periodically substitute assets of equal fair market value for any asset held by the Trustee, exercisable by the Corporation in a non-fiduciary capacity without the approval or consent of any Person in any fiduciary capacity.

5.General Responsibilities of and With Respect to the Trustee

The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a 1ike character and with like aims; however, the Trustee shall incur no liability to any Person for any action taken or omitted pursuant to the Plans, or a direction given to the Trustee by the Corporation.

5.1Annual Accountings Required of Trustee

The Trustee shall render an account of its receipts and disbursements and the then current fair market value of the Fund to the Corporation not less often than annually.

5.2Application of Proceeds

No Person paying money or delivering any property to a Trustee need see to its application.

5.3Identity of Trustee

Bank One, Peoria shall act as Trustee.  If at anytime Bank One, Peoria resigns, refuses or is unable or unwilling to act as Trustee, then such Independent Person as the Corporation periodically appoints shall act as Trustee.

“Independent Person” means any corporation authorized to transact trust business in the State of Illinois, no shares of which are owned directly or indirectly by the Corporation or any director of the Corporation.

Any Trustee may be removed by the Corporation; however, no removal shall be effective unless on or before the effective date of the removal, another Trustee is appointed. Any Trustee may resign by giving written notice to the Corporation.

5.4Merger of Trusts

If a Trustee is holding any trust under this Agreement for the benefit of the Corporation pursuant to the Plans having substantially similar terms, it may consolidate them and hold them as a single trust.

5.5 Responsibility of Successor Trustee for Acts of Predecessor

No successor Trustee shall be responsible for any act or omission of a predecessor. Any successor Trustee shall, with the written approval of such Persons appointing it, accept the accounts rendered without examination or review and the Fund delivered without incurring any liability or responsibility for so doing. Any successor Trustee shall have all the title, powers and discretion of the Trustee succeeded without the necessity of any conveyance or transfer.

Any corporate successor to the trust business of any corporate Trustee shall become Trustee in place of its predecessor without the necessity of any conveyance or transfer.

5.6Trustee’s Fees; Income and Principal Charges

Any Trustee shall be entitled to a reasonable fee for services rendered and reimbursement for reasonable expenses incurred and paid. The Trustee's regular annual compensation shall be paid by the Corporation and if not paid within thirty (30) days from the date the Corporation receives the Trustee's statement, shall be charged half against income and half against principal, except that the Trustee shall have full discretion to periodically charge a larger portion or all against income without being limited to circumstances specified by state law.

5.7Trustee’s Reliance Upon Information

A Trustee may rely upon any notice, certificate, affidavit, letter, telegram, or other paper or document believed to be genuine or upon any evidence deemed by it to be sufficient in making any payment or distribution hereunder. The Trustee Shall incur no liability for any payment or distribution made in good faith and without actual notice or knowledge of a changed condition or status affecting any Person's interest in any trust created.

5.8Waiver of Bond

To the extent that any such requirements can legally be waived, no Trustee shall be required to give any bond as Trustee, to qualify before, be appointed by or, in the absence of breach of trust, account to any court, or to obtain the order or approval of any court in the execution of any power or discretion hereunder.

6.Trustee’s Powers

Except as otherwise provided in the following sentence, the Trustee shall have the powers expressed in the following sections and, except to the extent inconsistent with any such power, any others that may be granted by law, none of which may be exercised by either the Corporation or any other Person. The Trustee may not carry on a business and dividing gains therefrom within the meaning of Code Regs. §301.7701-2 as periodically amended.

6.1Allocation of the Fund

The Trustee may allocate different kinds or disproportionate in property or undivided interests in property in accordance with the provisions of the Plans.

6.2 Ancillary Administration

The Trustee may appoint a corporation authorized under the laws of the United States or of any state to administer trusts with respect to any portion of the Fund situated in any jurisdiction in which the then acting Trustee is unable or unwilling to act. The Trustee so appointed shall have all the title, powers and discretion with respect to that property that are given to the principal Trustee. The net income from that portion of the Fund and any net proceeds of its sale shall be paid over to the principal Trustee.

6.3Ascertainment and Allocation of Principal and Income

The Trustee may determine the manner of ascertainment of income and principal and the allocation or apportionment between income and principal of all receipts and disbursements.

6.4Conservation of the Fund

The Trustee may take any action with respect to conserving or realizing upon the value of any portion of the Fund, and with respect to foreclosures, reorganizations or other changes affecting the Fund. Further, the Trustee may collect, pay, contest, compromise or abandon claims of or against the trust estate wherever situated, and may execute contracts, notes, conveyances and other instruments, including instruments containing covenants and warranties binding upon and creating a charge against the Fund and containing provisions excluding personal liability.

6.5Depreciation of Tangible Property

The Trustee may establish out of income and credit to principal reasonable reserves for the depreciation of tangible property.

6.6 Distribution or Division of any Portion of the Fund

Except as otherwise provided in the Plans, the Trustee may make any distribution or division of the Fund in cash or in kind, or both, and may continue to exercise any powers and discretion hereunder for a reasonable period after the termination of the Trust, but only for so long as no rule of law relating to perpetuities would be violated.

6.7Employment of Assistants

The Trustee may employ attorneys, auditors, depositaries, proxies and agents with or without discretionary powers, and may keep any property in the name of a Trustee or a nominee with or without disclosure of any fiduciary relationship, or in bearer form.

6.8Transfer of Situs of a  Trust

The Trustee may transfer the situs of any trust to any other jurisdiction as often as the Trustee deems it advantageous to the trust, appointing a substitute Trustee to itself to act with respect thereto. The Trustee may delegate to the substitute Trustee any or all of the powers given to the Trustee which may elect to act as advisor to the substitute Trustee and shall receive a reasonable fee for so acting. Further, the Trustee may remove any acting substitute Trustee and appoint another or reappoint itself at will.

7.Indemnification, Amendment and Termination

7.1Indemnification

The Corporation must indemnify, pay and hold harmless the Trustee from or in respect of any claim, due or demand, including any reasonable attorneys' fee, cost and expense incurred, asserted by any Person arising out of any act or omission taken or omitted by the Trustee pursuant   to the terms of this Agreement, the Plans or direction by the Corporation.

7.2Amendment

This Agreement may be amended by a written instrument executed by the Trustee and the Corporation before this Agreement becomes irrevocable.

7.3 Termination

The Agreement shall terminate immediately after all Plan Benefits are distributed pursuant to the terms of the Plans. Upon the termination of this Agreement, the excess of the Fund over all Plan Benefits shall be returned to the Corporation.

8.Choice of Law, Incorporation by Reference, and Interpretive Guidelines

8.1Choice of Law

The laws of the State of Illinois shall govern the validity, interpretation and administration of this Agreement.

8.2Incorporation by Reference; Internal Revenue Code Sections

The paragraphs under the heading “I. RECITALS:” are referred to in this Agreement are a part of this Agreement.

8.3Interpretive Guidelines

The words and phrases set off by quotation marks in the Glossary have the meanings therein indicated. Any word or phrase which appears in this Agreement in parenthesis, set off by quotation marks and capitalized has the meaning denoted by its context. Whenever the words and phrases defined either in the Glossary or elsewhere in this Agreement are intended to have their defined meanings, the first letter of such word or the first letters of all substantive words in such phrase shall be capitalized. When the context permits, a word or phrase used in the singular includes the plural, and when used in any gender, its meaning also includes all genders. Captions of Sections are inserted as a matter of convenience only and do not define, limit or extent the scope or intent of this Agreement or any provision hereof.

9.Glossary

“Accounting Year” means the twelve (12) consecutive month period beginning January 1, which shall change as, when and to the extent the fiscal year of the Corporation shall change.

“Corporation” means RLI Corp.

“Execution Date” means the date upon which this Plan is signed by the last Party to sign this Plan.

“Person” means an individual, partnership, corporation, trust, unincorporated organization, a government or any department or agency thereof, other business or other entity, or any combination of one or more of the foregoing.

“Plans” is defined at Recital A. Adoption of Plans.

III.	Execution:

Corporation:	Trustee:

RLI Corp.	Bank One, Peoria

By: /s/ James E. Zogby	By: /s/ Kevin A. Jones

Its: Treasurer	Its: Senior Vice President

Attest: /s/ Joseph E. Dondanville	Attest: /s/ Donna L. Miller

Its: Senior Vice President and CFO	Its: Trust Officer

Dated: June 18, 1993	Dated: June 18, 1993